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                                                                                                      EXHIBIT 12

                                                NYNEX CORPORATION
                                Computation of Ratio of Earnings to Fixed Charges
                                              (Dollars in Millions)

                                                For The
                                              Three Months
                                                 Ended
                                                March 31,            For The Year Ended December 31,
                                                  1994         1993       1992       1991       1990       1989

                                              (Unaudited)          Earnings

      Earnings before Interest Expense and
        Cumulative Effect of Change in
        Accounting Principle                     $450.2        $387.1   $1,995.8   $1,326.8   $1,649.4   $1,499.0

      Federal, State and Local Income Taxes       136.2        (172.7)     570.4      192.1      368.3      265.9

      Estimated Interest Portion of
         Rental Expense*                           26.9         112.3      120.9      123.9      123.8      117.1

        Total Earnings*                          $613.3        $326.7   $2,687.1   $1,642.8   $2,141.5   $1,882.0


   Fixed Charges

      Total Interest Expense                     $159.6        $659.5   $  684.6   $  726.0   $  700.0   $  691.4

      Estimated Interest Portion of
         Rental Expense*                           26.9         112.3      120.9      123.9      123.8      117.1

        Total Fixed Charges*                     $186.5        $771.8   $  805.5   $  849.9   $  823.8   $  808.5

Ratio of Earnings to Fixed Charges **              3.29           .42       3.34       1.93       2.60       2.33

*  Amounts for years prior to 1991 have been restated for adjustments to rent expense.

** Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges.
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